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                                                                   Exhibit 11.1
                               Dean Foods Company
                      Basic and Diluted Earnings per Share
           Nine Months Ended February 22, 1998 and February 23, 1997
                    (In thousands, except per share amounts)


                                                        Nine Months Ended
                                                        -----------------
                                                February 22,          February 23,
                                                    1998                 1997
                                                ------------          ------------

Net Income                                         $73,117              $57,621
                                                   =======              =======

EARNINGS PER COMMON SHARE - BASIC
---------------------------------
Weighted average common shares outstanding          40,556               40,162
                                                   =======              =======

Net earnings per share - Basic                     $  1.80              $  1.43
                                                   =======              =======

EARNINGS PER COMMON SHARE - DILUTED
-----------------------------------
Weighted average common shares outstanding          40,556               40,162
Plus incremental shares from assumed
  conversions of stock options                         935                   94
                                                   -------              -------

Adjusted weighted average shares                    41,491               40,256
                                                   =======              =======

Net earnings per share - Diluted                   $  1.76              $  1.43
                                                   =======              =======
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